FOR IMMEDIATE RELEASE

Isle of Capri Casinos, Inc., Opens Biloxi Casino Following Hurricane Katrina

BILOXI, Miss., December 26, 2005 -- Isle of Capri Casinos, Inc. (NASDAQ: ISLE) officials today announced the opening of its land-based casino at the Isle of Capri Casino Resort in Biloxi, Miss. following Hurricane Katrina.

The casino, the first land-based casino to open since the change in Mississippi gaming legislation passed in October, includes 950 slot machines, a poker room with nine poker tables, 27 table games, two restaurants and 550 hotel rooms. Plans call for a new European spa and additional hotel rooms to open after the New Year.

“Reopening the Isle-Biloxi marks a major milestone for the state of Mississippi, as well as our company. This casino was originally the first casino to open in the market back in 1992 and we are the first land-based Gulf Coast casino to open today following the devastation of Hurricane Katrina. Our goal was to put our team members back to work as quickly as possible and I am happy to say that we have succeeded. Our team members are excited to get back to the business of welcoming guests in Isle Style,” said president and chief operating officer Tim Hinkley.

Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 15 casinos in 13 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama and a two-thirds ownership interest in casinos in Dudley, Walsall and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:
Isle of Capri Casinos, Inc.,
Allan B. Solomon, Executive Vice President - 561.995.6660
Donn Mitchell, Chief Accounting Officer - 228.396.7030
Jill Haynes, Director of Corporate Communication - 228.396.7031

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com . Isle of Capri Casinos, Inc.'s home page is http://www.islecorp.com .

SOURCE Isle of Capri Casinos, Inc.

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